EXHIBIT 99

Joint Filing Agreement

     This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership of the undersigned of shares of common stock of Endologix, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: May 12, 2003

EBDFam, Inc.

By:	/s/ Edward B. Diethrich

Edward B Diethrich, M.D. President

By:	/s/ Edward B. Diethrich

Edward B. Diethrich, M.D.

T&L INVESTMENTS LP

By:	/s/ Edward B Diethrich

Edward B Diethrich, M.D. General Partner